Graco Inc.

Summary
Non-Employee Director Compensation

The following is a summary of the compensation for the non-employee members of the Graco Inc. Board of Directors, effective April 22, 2005:

Annual Cash Retainer:
Chairman of the Board - $60,000
Other board members - $32,000

Annual Cash Retainer - Committee Chair:
Chair of the Audit Committee - $7,500
Chairs of other committess - $5,000

Fees Per Meeting:
Board - $1,000
Committee:
Audit committee - $1,200
Governance Committee - $1,000
Management Organization and Compensation Committee - $1,000
Note: Meeting fees for attendance by telephone is 1/2 of the normal meeting fee

Stock Option Grants

New Board members receive an initial stock option grant of 3000 shares of Graco common stock upon election to the Board; on the date of the annual shareholders meeting, directors receive a stock option grant of 3600 shares. These are non-qualified options with a ten year term which vest in four equal installments on each of the first four anniversaries of the grant date. The option price is the closing market price of the stock on the business day immediately preceding the date of the grant.

Payment and Deferral Options

Payments of annual retainers and meeting fees are made at the end of each calendar quarter. Directors may make an election to receive all or a portion of their compensation in the form of Graco stock, or they may make an election in the December prior to earning such compensation to defer all or a part of the compensation into an account whose value is based on Graco common stock. If a director elects to defer his compensation, he must elect a distribution method (either lump sum or installment) at the same time. The compensation so deferred is paid out in the form of stock when the director leaves the Board.

Miscellaneous

Charitable gifts to educational institutions are matched 2:1 up to $2500 per year. Under the director retirement plan, which has been discontinued, four current directors will continue to receive the annual retainer in effect at the time of their retirement for a period of 5 years after they leave the Board.